Exhibit 14.1

UNION STREET ACQUISITION CORP.

(THE “COMPANY”)

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics (the “Code”) has been adopted by the Board of Directors of the Company (the “Board”), to set forth the high standards of ethical business conduct expected of all executive officers and directors of the Company. The Code does not specify appropriate conduct for every person in every situation but is intended to assist in the identification of common and/or sensitive business situations where public trust and confidence might be compromised or a statutory or regulatory requirement violated and to set forth guidelines governing such situations.

The Code is not a contract and does not create or describe any obligations of the Company. This Code supplements but does not supplant those specific policies and procedures that may be adopted throughout the Company.

It is the responsibility of each executive officer and director to become familiar with the provisions of this Code. All executive officers and directors of the Company are expected and required to act in full compliance with the Code at all times. Strict adherence to this Code is a condition of continued employment or affiliation with the Company. Under no circumstances shall there be deviations or exceptions to this Code unless authorized in advance and in writing by the Board. Any such deviations or exceptions will be promptly disclosed as required by law or the Securities and Exchange Commission (“SEC”) or the appropriate stock exchange regulation.

This Code has been adopted to assist you in fulfilling your responsibilities at the Company. If you have any questions concerning the Code, please contact the Corporate Secretary.

1. Covered Persons/Purpose of the Code. This Code applies to executive officers and directors of the Company (the “Covered Persons”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

2. Conflicts of Interest. A “Conflict of Interest” occurs when a Covered Person’s private interest interferes with the interests of, or his/her service to, the Company. For example, a conflict of interest would arise if a Covered Person, or a member of his/her family, receives improper personal benefits as a result of his/her position in the Company. Other Conflicts of Interest are also covered by the Code. Specifically, it is recognized by the Board that the Covered Persons may also currently, or in the future, serve as officers or directors of one or more public companies covered by other Codes.

The following list provides examples of Conflicts of Interest under the Code, but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Company.

Each covered person must:

•	not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Person would benefit personally to the detriment of the Company;

•	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Company; and

•	not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflict of interest situations that may be discussed with the Company’s Corporate Secretary if material. Examples of these include:1

•	service as a director on the board of directors of any public or private company;

•	the receipt of any non-nominal gifts, favors, loans or preferential treatment from any person or company with which the Company has current or prospective business dealings. For purposes of this Code, “non-nominal” are those gifts in excess of the current National Association of Securities Dealers limit of $100;

[1]	Any activity or relationship that would present a conflict for a Covered Person would likely also present a conflict for the Covered Person if a member of the Covered Person’s family engages in such an activity or has such a relationship.

•	the receipt of any entertainment from any company with which the Company has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Company’s service providers;

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting any sale or repurchase of shares, other than an interest arising from the Covered Person’s employment, such as compensation or equity ownership; and

•	any business transaction between the Company and any family members of corporation executive officers or directors.

3. Compliance with Laws, Rules and Regulations. Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All Covered Persons must respect and obey the laws, rules and regulations applicable to our business and operations, including those regarding equal opportunity, harassment in the workplace, political activities, insider trading in securities and all applicable regulations. Although not all Covered Persons are expected to know the details of all of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

As a representative of the Company, you are expected to conduct both your business and personal affairs in accordance with the highest standards of honesty, ethics and integrity. If you have any legal or ethical questions about business you conduct for the Company, please consult the Corporate Secretary.

4. Reporting and Accountability. Each Covered Person must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that he has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

•	not retaliate against any Covered Person or their affiliated persons for reports of potential violations that are made in good faith;

•	notify the Corporate Secretary of the Company promptly if he knows of any violation of this Code, and any failure to do so is itself a violation of the Code; and

•	report at least annually any change of his affiliations from the prior year.

The Corporate Secretary is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, notwithstanding the foregoing, the Audit Committee (the “Committee”) is responsible for granting waivers2 and determining sanctions, as appropriate, and any approvals, interpretations or waivers sought by the Company’s principal executive officers or directors will be considered by the Committee.

The Company will follow these procedures in investigating and enforcing this Code.

•	the Corporate Secretary will take any action he considers appropriate to investigate any actual or potential violations reported to him;

•	if, after such investigation, the Corporate Secretary believes that no violation has occurred, the Corporate Secretary shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

•	any matter that the Corporate Secretary believes is a violation will be reported to the Committee;

•	if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Company; or dismissal of the Covered Person as an executive officer of the Company;

•	the Committee will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC or AMEX rules.

The Committee, in determining whether waivers should be granted and whether violations have occurred, and the Corporate Secretary, in rendering decisions and interpretations and in conducting investigations of potential violations under the Code, may, at their discretion, consult with such other persons as they may determine to be appropriate,

[2]	Instruction 2 to Item 5.05 of Form 8-K defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

including, but not limited to (a senior legal officer of the Company, counsel to the Company, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Company’s Committee for the retention of independent auditors to perform permissible non-audit services. In determining whether to waive any provisions of this Code, the Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

5. Insider Trading. Covered Persons who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business, and should refrain from trading while in possession of such information. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company will adopt a specific policy governing Covered Person’s trading in securities of the Company and distribute such policy to every Covered Person. Any of your securities trading should be conducted in compliance with this policy. If you have any questions, please consult the Company’s Corporate Secretary.

6. Corporate Opportunities. Covered Persons are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No Covered Person may use corporate property, information, or position for improper personal gain, and no executive officer may compete with the Company directly or indirectly. Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

7. Equal Opportunity; Discrimination and Harassment. We are firmly committed, in compliance with applicable federal, state and local laws and the Company’s policies, to providing equal opportunity in all aspects of employment and we will not tolerate any illegal discrimination or harassment of any kind.

8. Record-Keeping. The Company requires honest, accurate and complete recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many executive officers regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask the Chief Financial Officer.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal and other requirements and to the Company’s disclosure controls and procedures and system of internal controls. Financial records should, in addition, be maintained in accordance with generally accepted accounting principles.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company’s Corporate Secretary.

9. Confidential Information. In compliance with the Company’s policies and procedures, Covered Persons must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, even within the Company, except when disclosure is authorized or required by law or regulation. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes non-public personal information and other confidential information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

10. Protection and Proper Use of Company Assets. All Covered Persons should endeavor to protect the Company’s assets and ensure their efficient use.

11. Corporate Communications and SEC Filings. It is our policy to make full, fair, accurate, timely and understandable public disclosure of all information relating to the Company as required by law and the SEC, or other rules and regulations, and/or business policy. In addition, it is our policy to comply with all securities and other laws that prohibit us from making “selective disclosures,” including SEC Regulation Fair Disclosure (“Regulation FD”). In order to ensure that all disclosures of company information, including but not limited to information relating to our financial performance, material contracts, and other information important to investors, regulators and the general public, are accurate and in full compliance with applicable laws and regulations, it is our policy that all such disclosures will be made only through specifically established channels.

All executive officers are expected to comply with the Company’s disclosure controls and procedures to ensure that material information relating to our company is timely recorded, processed, summarized, and reported in accordance with all applicable SEC and other rules and regulations.

12. Waivers. A Covered Person may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Committee shall review such request and make a determination thereon in writing which shall be binding.

In determining whether to waive any provisions of this Code, the Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

Any waivers of any provision of this Code granted to a Covered Person must be disclosed in an SEC Form 8-K within four days. The Corporate Secretary shall submit an annual report to the Board regarding waivers granted.

13. Disciplinary Measures. Violations of this Code or other policies, or of applicable laws, rules and regulations, may result in disciplinary measures against the violator. Such measures, depending on the nature and severity of the violation, whether the violation was a single or repeated occurrence, and whether the violation appears to have been intentional or inadvertent, may include written notices to the individual involved, censure by the Board, demotion or re-assignment, suspension with or without pay or benefits and termination of employment.

In addition, violations of legal and regulatory requirements may carry their own civil and criminal penalties, including fines and imprisonment.

14. Other Policies and Procedures. This Code shall be the sole code of ethics adopted by the Company for purposes of Rule 807 of the American Stock Exchange Company Guide and Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to it thereunder. Insofar as other policies or procedures of the Company govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

15. Amendments. Any amendments to this Code must be approved or ratified by a majority vote of the Company’s Board, including a majority of independent directors.

16. Confidentiality. All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, or independent auditors or other consultants referred to in Section 4 above.

17. Internal Use. The Code is intended solely for the use by the Company and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance, or legal conclusion.

Approved: October     , 2006

CERTIFICATION

I,                     , have read and understand the Union Street Acquisition Corp. Code of Business Conduct and Ethics. I understand that the Corporate Secretary is available to answer any questions I have regarding the Code.

Since [date Code became effective], or such shorter period of time that I have been an executive officer or director for purposes of the Code, I have complied with the Union Street Acquisition Corp. Code of Business Conduct and Ethics.

I will continue to comply with the Code of Business Conduct and Ethics for as long as I am subject to the policy.

Signature:

Date:

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